BANTA CORPORATION

SHORT-TERM INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2004)

ARTICLE I

Statement Of Purpose

1.1	Purpose. The Banta Corporation Short-Term Incentive Plan (the “Plan”) is the restatement of the annual bonus program previously known as the Banta Corporation Economic Profit (EP) Incentive Compensation Plan. The purpose of the Plan is to provide an incentive compensation system which promotes and rewards covered executives on an annual basis for the satisfaction of the annual goals established by the Compensation Committee of the Board of Directors (the “Committee”) of Banta Corporation (the “Company”).

1.2	Traditional Performance Measurements. During the period 1998 through 2003, the annual bonus plan focused in part on “economic profit” as a performance measurement of the participants’ ability to generate a return exceeding the cost of the capital employed. Effective in 2004, the Plan returns to more traditional performance measurements selected by the Committee on an annual basis.

ARTICLE II

Computation And Payment Of Bonus

2.1	“Target Bonus” means the “Target Bonus Percentage” times a Participant’s Base Pay actually paid for the year (see Article III for calculations related to a change in a Participant’s employment status).

2.2	“Target Bonus Percentage” is determined by the Committee annually for each Participant based on his/her salary grade.

2.3	“Base Pay” means the Participant’s base rate of salary excluding bonuses and other benefits or forms of compensation.

2.4	Computation. Each year, the Committee shall establish in its discretion the applicable rules for calculating the bonus amounts for such year, including among other items the applicable components for each Participant (including such individual goals as the Committee may prescribe), the levels to be attained for each component for threshold compliance and for maximum credited compliance, and the percentage of bonus to be earned for results within such range. In any event, the maximum bonus in any year for a Participant shall be twice the Participant’s Target Bonus.

2.5	Payment. After the financial close of each year, the Committee shall determine the bonus earned by each Participant and the Company shall pay such amount in cash within 30 days following such determination, subject to Article IV.

ARTICLE III

Plan Participation, Transfers And Terminations

3.1	Participant. “Participant” shall mean an employee employed on a regular full-time or part-time basis by the Company and who has been recommended by the Chief Executive Officer to be eligible to participate in the Plan and approved by the Committee. A person shall remain a Participant for other purposes of the Plan as long as he/she has a deferred balance.

3.2	New Participants. The percentage (%) of award to which a Participant is entitled in the first year of his/her participation in the Plan is prorated at a rate of 1/12 for each complete month from the date of participation.

3.3	Changing Position Level/Promotions. The Target Bonus of a Participant who has changed position level or has been promoted during a given year and such position change or promotion necessitates a change in the Participant’s Target Bonus Percentage will be prorated at a rate of 1/12 for each complete month commencing with the event generating the change and based on his/her Base Pay in each position. Plan Participants who transfer between business units during a year will have their Target Bonuses and unit participation reviewed and approved by the Committee based on the specific circumstances of each situation.

3.4	Termination. In the event that a Participant’s employment with the Company is terminated on or before the end of the applicable fiscal year, the right of the Participant to any potential current year payout shall be forfeited. Notwithstanding the foregoing, a special rule applies for a Participant who retires under the terms of the Company’s Retirement Plan, or suffers a “disability”, as such term is defined in the Company’s long-term disability benefits program and is not reasonably expected by management to return to work, or who dies during the year. The actual bonus value for the said year shall be equal to zero dollars ($0) if such a Participant has not completed six full months of employment with the Company during the year. Otherwise, the percentage of award for the said year to which such a Participant is entitled shall be prorated at a rate of 1/12 for each complete month of employment during the year.

3.5	Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

3.6	No Guarantee. Selection as a Participant is no guarantee that benefits under the Plan will be earned or that selection as a Participant will be made in any subsequent year.

ARTICLE IV

Deferred Payment

4.1	Deferrals. Prior to 2004, all Participants were given the opportunity to defer payment of all or any portion of the bonus payments he/she would otherwise receive. Given the low participation in such option, it is being phased out by being limited in any future year to those who actually elected to defer in the preceding year. New participants will not be eligible. In addition, no bonus amount otherwise payable in a year shall be deferred for any year unless the Company shall have received a written notice from the Participant not later than December 31 of the second preceding year specifying the portion of the award which is to be deferred. By way of example, an election to defer any 2005 awards (which would otherwise be paid in early 2006) must be received by December 31, 2004. Any such deferral election shall be irrevocable.

4.2	Deferral Accounts. All amounts so deferred will be credited, as of the dates otherwise payable, to an account created on the Company’s books for the Participant. Amounts standing to a Participant’s credit in the account shall be paid to the Participant or his designated beneficiary or estate: (1) over a period of not more than fifteen years following termination of the Participant’s employment by reason of death, disability or normal or early retirement as permitted by the Company’s Retirement Plan at such times and in such installments as shall be determined in the sole discretion of the Committee; and (2) in a lump sum within 30 days following termination of a Participant’s employment for any other reason.

4.3	Interest. Until such time as all amounts in the account are paid in full, a credit in lieu of interest shall be made to the account on December 31 of each year (or on the date of the final installment payment from the account, as the case may be) in an amount equal to interest on the balance from time to time outstanding in the account during the year at a rate equal to the average prime rate of interest less one percentage point. For purposes of this section the “average prime rate of interest” in effect during the applicable period shall be computed by multiplying each prime rate of interest in effect at the U.S. Bank in Milwaukee during such period by the number of days each such rate was so in effect, and by dividing the total number so obtained by the total number of days in such period.

ARTICLE V

Administration

5.1	Administration. The Plan will be administered on a fiscal year basis under the direction and control of the Committee. At a meeting of the Committee during the first quarter of each year the Committee will review and approve the list of Participants for such year along with their respective Target Bonus Percentages, respective performance measurement components, and other applicable factors for the operation of the Plan.

5.2	Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all participants and any person claiming under or through them.

ARTICLE VI

General Provisions

6.1	Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which in the determination of the Company are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3	No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4	Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

6.5	Notice. Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.

6.6	Applicable Law. This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin to the extent not preempted by Federal law.

6.7	Elimination of Bonus Banks. Prior to 2004, all exceptional bonus amounts were credited to “at risk” accounts (Bonus Banks), with the level of future payout contingent on continued employment. With the policy change to limit bonuses to 200% of the Target Bonus, no future additions would be made to the Bonus Banks. Given the relatively small size of the account balances in the Bonus Banks as of December 31, 2003, such balances are to be paid in full to the applicable Participants and the Bonus Banks eliminated promptly after the adoption of this restatement.

ARTICLE VII

Limitation

7.1	No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any Participant with or without cause at any time.

7.2	No Vested Rights. Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3	Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Participants except as specified herein. This is a complete statement, along with the Target Bonus components adopted from time to time by the Committee, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5	Unfunded Plan. This Plan is unfunded. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Amendments

8.1	Amendment. This Plan may be amended or terminated at any time at the sole discretion of the Committee.

8.2	Protected Benefits. Notwithstanding the foregoing, after the last day of an applicable fiscal year, the Plan may not be amended or the Participants revised such that the Participant receives less than the amount payable by the Plan.

8.3	Notice. Notice of any amendment or termination shall be given promptly to each Participant.